Exhibit 5.1

Akerman LLP One Southeast Third Avenue Suite 2500 Miami, FL 33131-1714 Tel: 305.374.5600 Fax: 305.374.5095

January 31, 2014

Catalyst Pharmaceutical Partners, Inc.

355 Alhambra Circle

Suite 1500

Coral Gables, FL 33134

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Catalyst Pharmaceutical Partners, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of a registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), together with the associated preferred stock purchase rights for Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Rights”), issuable pursuant to the Rights Agreement, dated as of September 20, 2011, between the Company and Continental Stock Transfer and Trust Company, as rights agent. The Common Stock is to be offered hereunder on a delayed or continuous basis pursuant to the provisions of Rule 415 under the Securities Act in the manner described in the Prospectus (as defined below).

In connection with this opinion letter, we have examined the Registration Statement, including the Prospectus contained therein (the “Prospectus”) and such corporate records, documents, instruments and certificates of public officials and of the Company that we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion set forth below.

akerman.com

Catalyst Pharmaceutical Partners, Inc.

January 31, 2014

With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement filed by the Company with the Commission is identical to the form of the document that we have reviewed; (iii) all statements as to factual matters that are contained in the Registration Statement (including the exhibits to the Registration Statement) are accurate and complete; (iv) the Company will sell and issue the Common Stock in accordance with the manner described in the Prospectus; and (v) with respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic, all documents submitted to us as certified, facsimile or photostatic copies conform to the originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.

Based on and subject to the foregoing, and subject to the further assumptions and qualifications set forth herein, we are of the opinion that the Common Stock (and related Rights), when authorized, issued and sold by the Company for an amount per share not less than the par value thereof and in the manner described in the Registration Statement, in any applicable prospectus supplement relating thereto, in accordance with any underwriting agreement or purchase agreement, and in accordance with the resolutions to be adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable shares of the Company’s common stock, and the related Rights, when issued in accordance with the Rights Agreement, will be validly issued preferred stock purchase rights for the Company’s Series A Junior Participating Preferred Stock.

We express no opinion as to matters governed by laws of any jurisdiction other than the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the shares of Common Stock will be issued in compliance with all applicable state securities or blue sky laws.

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the rights at some future time based on the facts and circumstances existing at that time. This opinion assumes the members of the board of directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Rights issued thereunder would result in invalidating such Rights in their entirety.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the shares of Common Stock to be issued pursuant to the Registration Statement.

Catalyst Pharmaceutical Partners, Inc.

January 31, 2014

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission. We further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Akerman LLP

AKERMAN LLP